EXHIBIT 10.2

UltraStrip Systems, Inc.

3515 S.E. Lionel Terrace

Stuart, FL 34997

May 26, 2006

Mr. J.C. “Jim” Rushing III

Chief Financial Officer

UltraStrip Systems, Inc.

3515 S.E. Lionel Terrace

Stuart, FL 34997

Re:

Management Compensation Adjustment Plan

Dear Mr. Rushing:

The Management Compensation Adjustment Plan (the “Plan”) is designed to address the Company’s need to conserve cash outflow as well as to enable the Management Team to be incentivized to produce revenue in the near-term and earn more than would be the case without this Program. This letter is an amendment to your existing Employment Agreement with UltraStrip Systems, Inc. (“UltraStrip” or the “Company”), a copy of which is annexed as Exhibit A and represents your agreement to be bound by the Plan, a copy of which is attached as Exhibit B.  If after any six-month review, the President and Chief Executive Officer (or, if applicable, the Compensation Committee) determines, in his (or its) sole discretion, that your performance for the period has not been satisfactory, he (or it) may:

(i)

determine that  the options that are to vest for that period will not vest or will vest in whole or in part; and

(ii)

determine to  pay you all,  part or none of the commissions for that period.

You acknowledge that the sums due which were owed to you under your Employment Agreement for the period January 1, 2006 through the date of this amendment, which sums you did not receive, have been waived and will not be paid to you in the future.  The new option grant is subject to your execution of UltraStrip’s standard Stock Option Agreement and the subordination provision which has been added to it.  Additionally, if you hold any unvested options, the options are forfeited and will not be returned to you.

Additionally, if any review is not satisfactory to the President and Chief Executive Officer, he may refer your review to the Compensation Committee and Board of Directors (or the Compensation Committee may refer its review to the Board of Directors) to consider your continued status of employment. A termination may be deemed to be for cause notwithstanding more limited cause in your Employment Agreement.  In all other respects, your Employment Agreement is ratified and confirmed.

Mr. J.C. “Jim” Rushing III

May 26, 2006

Please sign a copy of this letter agreement evidencing your agreement to be bound.

Very truly yours,

Dennis McGuire

Chief Executive Officer

DM/cdv

Enclosures

I hereby agree to the foregoing:

__________________________

J.C. “Jim” Rushing III

Exhibit A

Contained in the Form 10-KSB filed with the Securities and Exchange Commission on April 15, 2005.

Exhibit B

UltraStrip Systems, Inc.

May, 2006 Management Compensation Adjustment Plan

Revenue Producing Executive Management Staff

24 Month Incentive Compensation Program Proposal

(Including Performance-based Restricted Stock Option Program)

Executives in the Program	Current Contract	Current Actual Pay Rate	Proposed Payrate	Options Vesting After (subject to 6 month review)				Commissions awards(Notes 2-4)
				after 6 Mos	after 12 Mos	after 18 Mos	after 24 Mos	UES	ETI	Consoli- dated

Dennis McGuire	$325,000	$225,000	$225,000	250,000	250,000	250,000	250,000			3.0%

Jim Rushing	$210,000	$185,000	$185,000	150,000	150,000	150,000	150,000			1.0%

Steve Johnson	250,000	225,000	125,000	125,000	125,000	125,000	125,000	2.0%		1.0%

Mickey Donn	137,000	125,000	125,000	125,000	125,000	125,000	125,000		2.0%	1.0%

John Odwazny	165,000	150,000	100,000	62,500	62,500	62,500	62,500	1.0%		1.0%

Jackie McGuire	125,000	115,000	75,000	62,500	62,500	62,500	62,500	NA	NA	NA

Totals	$1,212,000	$1,025,000	$835,000	775,000	775,000	775,000	775,000

Notes:

1

This "program" is not a guaranteed 24 month contract but a program to compensate results requiring a six month interval review by the CEO/Board to continue the next six months performance and program.

2

Commission rates apply to any revenue whatsoever. That is product or service sales as well as transactions to "monetize" technology portfolio inventory during the period. Consolidated means USSI consolidated revenues including both Subsidiaries.

3

Commissions are payable quarterly within two weeks after "collection" of final quarterly revenues based on the Company's 10QSB Filing not on recording of the sale.

4

Payment of Division Presidents & COO commissions include both a % for his division as well as a smaller % for consolidated to incentivize each Officer to execute cooperative effort to grow the entire company as well as his own division. Options grants incentivize Officers to help improve share price and encourage the adherance to the Proposed Rate reduced from current and contract levels by allowing the sale of Officer shares after we file the S-8 Registration for Officers and Directors.

5

Grants will be for an exercise price of market closing price on the date of grant and will be exercisable for the vested portion any time within a five year period. Unvested grants will be forfeited if the six month review process determines the Executive's participation in this program is ceased  or additional options vesting bonus is cancelled.

6

Six month reviews will be conducted by the CEO for Executives in the program and by the Compensation Committee for the CEO, Jackie McGuire and Mickey Donn.

7

All existing unvested Options as of the effective date of this program are forfeited as well as any "Current Contract" salaries accrued since January 1, 2006 in excess of the amount of Current Actual salaries paid to the effective date of this Program. Salaries deferred from prior to 2006 remain a deferred obligation of the Company to the Executive.